As filed with the Securities and Exchange Commission on October 11, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STELLANTIS N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)
Taurusavenue 1
2132 LS Hoofddorp
The Netherlands
Tel. No.: +31 23 700 1511
(Address of Principal Executive Offices)

“SHARES TO WIN” 2024 STELLANTIS EMPLOYEE SHAREHOLDING PLAN

(Full Title of the Plan)

Douglas R. Ostermann
Taurusavenue 1
2132 LS Hoofddorp
The Netherlands
Tel. No.: +31 23 700 1511
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Giorgio Fossati
Taurusavenue 1
2132 LS Hoofddorp
The Netherlands
Tel. No.: +31 23 700 1511

with a copy to:

David S. Bakst
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: +1 212 506 2500

and

James C. Williams
Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois 60606
Tel: +1 312 701 8139
_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_______________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
The documents containing the information specified in Part I of Form S-8 (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
Stellantis N.V. (the “Company” or the “Registrant”) will provide participants of the “Shares to Win” 2024 Stellantis Employee Shareholding Plan (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Taurusavenue 1, 2132 LS Hoofddorp, The Netherlands, Attention: General Counsel, Tel. No.: +31 23 700 1511.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company's annual report on Form 20-F for the year ended December 31, 2023 filed with the Commission on February 22, 2024 (the “2023 Annual Report”);
(b)	The description of the Company's Common Shares, as included in Exhibit 2.1 to the 2023 Annual Report; and
(c)	The Company's semi-annual report as of and for the six months ended June 30, 2024, furnished to the Commission on Form 6-K on July 26, 2024.
All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Pursuant to Dutch law, the Company’s directors and officers may be liable to the Company for improper or negligent performance of their duties. They may in certain circumstances also be liable to third parties for damages in the event of bankruptcy, default on the payment of taxes, improper or negligent performance of their duties, or tort. In certain circumstances, directors or officers may also incur criminal liability. The Company’s Articles of Association provide that the Company will indemnify any and all of its current and former officers and directors (including former directors and officers of Peugeot S.A. (“PSA”)) who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each, a “Proceeding”) by reason of their position as a director or officer of the Company against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding. The indemnification also applies to any person who has served, at the Company’s request, as the director or officer of another company of which the Company owns shares or is a creditor. The Company’s Articles of Association limit the right to indemnification if the director or officer is adjudged by a competent court in a final, non-appealable decision to be liable for gross negligence or willful misconduct in the performance of its duty to the Company. The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands. The Company has purchased and maintains insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of the Company for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which the Company owns shares or is a creditor. The Company (and/or predecessors) obtained and fully paid for “tail” insurance policies with a claims period of at least six years from and after the closing of the merger of PSA with and into the Company, pursuant to the terms of a common cross-border merger plan approved by the respective boards of PSA and the Company, dated October 27, 2020.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibits

4.1
English translation of the Articles of Association of Stellantis N.V. (incorporated by reference to Exhibit 1.1 to Annual Report on Form 20-F filed with the Commission on February 25, 2022, File No. 001-36675).

4.2
English translation of the Deed of Incorporation of Stellantis N.V. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-4, filed with Commission on July 3, 2014, File No. 333-197229).

5.1*	Opinion of De Brauw Blackstone Westbroek N.V. (including consent of such firm).

10.1*	“Shares to Win” 2024 Stellantis Employee Shareholding Plan.

23.1*	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).

23.2*	Consent of EY S.p.A.

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Auburn Hills, Michigan, on the 11th day of October, 2024.

STELLANTIS N.V.

By:	/s/ Douglas R. Ostermann
Name:	Douglas R. Ostermann
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Giorgio Fossati as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Elkann	Chairman and Director	October 11, 2024
John Elkann

/s/ Carlos Tavares	Chief Executive Officer and Director	October 11, 2024
Carlos Tavares

/s/ Douglas R. Ostermann	Chief Financial Officer	October 11, 2024
Douglas R. Ostermann

/s/ Juliana Campos	Chief Accounting Officer	October 11, 2024
Juliana Campos

/s/ Robert Peugeot	Vice Chairman and Director	October 11, 2024
Robert Peugeot

/s/ Henri de Castries	Director	October 11, 2024
Henri de Castries

/s/ Fiona Clare Cicconi	Director	October 11, 2024
Fiona Clare Cicconi

/s/ Nicolas Dufourcq	Director	October 11, 2024
Nicolas Dufourcq

/s/ Ann Frances Godbehere	Director	October 11, 2024
Ann Frances Godbehere

/s/ Wan Ling Martello	Director	October 11, 2024
Wan Ling Martello

/s/ Claudia Parzani	Director	October 11, 2024
Claudia Parzani

/s/ Benoît Ribadeau-Dumas	Director	October 11, 2024
Benoît Ribadeau-Dumas

/s/ Jacques de Saint-Exupéry	Director	October 11, 2024
Jacques de Saint-Exupéry

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in Auburn Hills, Michigan, on the 11th day of October, 2024.

By:	/s/ Christopher J. Pardi
Christopher J. Pardi
Authorized Representative in the United States